UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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NYSE Euronext
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April 9, 2013

To Our Valued Stockholders:

Re:  Stockholder Outreach in Connection with 2012 Say-on-Pay Vote

NYSE Euronext is providing these additional materials to request your support at the 2013 Annual Meeting of NYSE Euronext by voting according to the recommendations of the Board of Directors (the “Board”) on all proposals. In particular, we request your support on Proposal 3, or Say-on-Pay.

We would like to take this opportunity to provide stockholders with a comprehensive account of our outreach to stockholders regarding our executive compensation program and our steps taken in response to the feedback we received from stockholders.

In connection with the 2012 annual meeting, we engaged in significant outreach to stockholders, including meetings and phone calls with stockholders representing approximately 60% of shares held by our top 100 stockholders, and approximately 40% of shares outstanding (as reported in our first quarter Form 10-Q).

The primary feedback we received from our stockholders related to greater linkage between stock performance (total shareholder return, or “TSR”) and compensation, as well as strategic transactions.  Stockholders indicated that they were hoping to see increased TSR for the Company or, alternatively, compensation levels that were more in line with the Company’s TSR. In addition, we understand that following the EU Commission’s disapproval of the Company’s proposed merger with Deutsche Börse, shareholders were concerned about the strategic direction of the Company and wanted us to consider strategic alternatives.

In response to this feedback and the results of the say-on-pay vote at the 2012 annual meeting, the Board and the Human Resources and Compensation Committee took the following significant steps for the 2012 compensation cycle, which included grants of equity-based awards made in February 2013:

•
reduced the total direct compensation for our Chief Executive Officer, Duncan L. Niederauer, by $3.65 million (29%) from compensation approved in 2012 prior to the say-on-pay vote. This reduction included a 39% reduction in the bonus awarded to Mr. Niederauer in 2013 (for 2012 performance) as compared to the bonus awarded to him in 2012 (for 2011 performance) and a voluntary reduction of his long-term incentive plan (“LTIP”) award by 50%;

•
increased the threshold amount of EBITDA (earnings before interest, taxes, depreciation and amortization) required to fund the named executives’ 2012 bonuses by $76 million (9%) over 2011 and lowered the payout for results below target;*

•
reduced the 2012 bonuses paid to the named executives by an average of 35% to reflect lower attainment of the pre-established EBITDA performance goal, thereby evidencing a strong link between pay and performance;*

•
approved a change from immediate, single trigger accelerated vesting of equity-based awards on a change in control to double trigger vesting on a qualifying termination following a change in control. (Further details are provided in our 2013 proxy statement and the Form S-4 filed by ICE Group on March 20, 2013, as amended. Notably, our 2013 LTIP equity awards do not automatically vest on the closing of the transactions contemplated by the Merger Agreement); and

•	froze our named executives’ base salaries for the fifth consecutive year, further tying the executives’ pay to performance by not increasing the fixed component of their pay.

We also entered into an agreement and plan of merger (the “Merger Agreement”) with IntercontinentalExchange, Inc. and IntercontinentalExchange Group, Inc. (“ICE Group”) providing for payment to NYSE Euronext stockholders of consideration at a proposed price of $33.12 per share as of the Merger Agreement signing date, which represents a 38% premium over the closing price of a NYSE Euronext share on the day prior to announcement of the entry into the Merger Agreement. The closing price of a NYSE Euronext share as of April 8, 2013 was $37.54 per share.

The compensation reductions and other actions described above were taken at the same time that our TSR increased by 27% in 2012.

We recommend that you vote “FOR” the approval of Proposal 3.

*EBITDA is not calculated in accordance with GAAP. See Annex F to our 2013 proxy statement for a reconciliation of EBITDA to the most directly comparable GAAP financial measure.